THE INDEPENDENT STATE OF PAPUA NEW GUINEA

Oil and Gas Act, No. 49 of 1998

PETROLEUM PROSPECTING LICENCE NO: 252

I, MOI AVEI, KBE, M.P., Minister for Petroleum and Energy acting pursuant to Section 23 of the Oil and Gas Act, No. 49 of 1998 and all other powers enabling me and having considered a report of the Petroleum Advisory Board, HEREBY GRANT to:

CHEETAH OIL AND GAS LIMITED

("the Licensee") this Petroleum Prospecting Licence No: 252 in respect of the blocks described hereunder for a period of six years subject to the conditions set out hereunder:

Interpretation:

In this Licence, "the Act" means the Oil and Gas Act, No. 49 of 1998 and includes any amendment or re-enactment of that Act and words and expressions used in this Licence have the same respective meanings as in the Act.

Description of Blocks:

All blocks listed hereunder can be identified by map title and section number as shown on the Graticular Section maps (1:1 000 000) prepared and published under the authority of the Minister and available at the Department of Petroleum and Energy, Port Moresby.

Licence PPL 252 Page 1 of 5

1.

ADMIRALTY ISLAND MAP SHEET S.A.55
BLOCKS:		(all inclusive)

3241	3242	3243		3244	3245	3246 3247
3313	3314	3315		3316	3317	3318 3319
3385	3386	3387		3388	3389	3390 3391

LAE MAP SHEET S.B.55
BLOCKS:		(all inclusive)

1	2	3	4	5	6	7	8	9
73	74	75	76	77	78	79	80	81
145	146	147	148	149	150	151	152	153
217	218	219	220	221	222	223	224	225
289	290	291	292	293	294	295	296	297
361	362	363	364	365	366	367	368	369
433	434	435	436	437	438	439	440	441
									510 511 512 513 582 583 584 585

The total number of blocks in respect of this Licence is ninety-two (92) and all are inclusive.

Conditions:

·	This Licence shall take effect from the date of grant.

·	The Licensee shall at all times comply with:-

· the provisions of the Act and the Regulations; and

· all directions given to him under the Act or the Regulations.

·	The Licensee shall not transfer, or in any other way deal in, this Licence unless to or with a "related corporation" within the meaning of the Companies Act, during the first two years of the Licence.

·	Within two years from the date of grant of this Licence, the Licensee, at a cost of not less than US$2 million shall undertake the following work:-

Licence PPL 252

(a) During year 1 & 2 conduct subsurface review of the licence VIZ;· Reprocess a minimum of 300 kms existing onshore seismic data, within or nearby this licence;  Geological reconnaissance of the Sepik-Ramu sub basins;· Interpret seismic and integrate into regional geological and geophysical review of licence;· Compile preliminary prospects and leads; and· Plan new seismic acquisition program to mature the best lead

5. The Licensee shall, not later than two months before the expiration of the second year of this Licence, submit acceptable proposals for work and expenditure in the third and fourth years of this Licence to the Minister for approval which shall at least include:-

·	Acquire 15 km of infill seismic;

·	Interpret and compile leads/prospects inventory;

·	Drilling either one stratigraphic well or an exploration well; and

·	Review results to decide on years 5 & 6 program

·	particulars of the financial resources available to the Licensee to carry out the forgoing work program or if so requested by the Director an acceptable schedule of actions to be taken by the Licensee to ensure the availability of the necessary financial resources and of documentary evidence which will be submitted to the Director at appropriate times during the third and fourth years of this Licence to demonstrate that such actions have been taken.

·	If:

	·	the program carried out and completed under Conditions 4 does not show significant results; or

	·	the proposals and financial particulars submitted under Condition 5, together with any additional or alternative proposals and financial particulars which may be requested by the Minister, or submitted by the Licensee, are not acceptable to the Licensee or the Minister, and have not been approved within two months of the submission of the final submission of the proposals under Condition 5; the Licensee may, by written notice served on the Director, apply to the Minister for consent to surrender the Licence.

Licence PPL 252

7 The Licensee shall, not later than two months before the expiration of the fourth year of this Licence, submit acceptable proposals for work and expenditure in the fifth and sixth years of this Licence to the Minister for approval which shall at least include:-

·	Drilling of one appraisal well in an event of a discovery

·	Conduct post well studies and comprehensive licence review

·	if so requested by the Director, provide particulars of the financial resources available to the Licensee to carry out the forgoing work program and an acceptable schedule of actions to be taken by the Licensee to ensure the availability of necessary financial resources and of documentary evidence which will be submitted to the Director at appropriate times during the fifth and sixth years of this Licence to demonstrate that such actions have been taken.

·	If:

· the program carried out and completed under Condition 5 does not show significant results; or

· the proposals and financial particulars submitted under Condition 7, together with any additional or alternative proposals and financial particulars which may be requested by the Minister, or submitted by the Licensee, are not acceptable to the Licensee or the Minister, and have not been approved within two months of the final submission of the proposals and financial proposals under Condition 7; the Licensee may, by written notice served on the Director, apply to the Minister for consent to surrender the Licence.

·	Subject to Section 139 of the Act, the Licensee after service of notice under Condition 6 or 8 shall cease to be liable for any obligations in respect of this Licence whether arising under the Act, the Regulations, any directions given to the Licensee under the Act, or Regulations, or these Conditions to be performed or observed after the date of service of the notice, but this shall not affect the liability .of the Licensee for any such obligations which should have been performed or observed before such date. A notice under Conditions 6 or 8 may be served on the Director in accordance with Section 156 of the Act.

·	If the Licensee should surrender this Licence under Condition 6 or 8, this Licence shall terminate upon the date of service of the instrument under Section 137(6) of the Act.

Licence PPL 252

·	The Licensee may carry forward work and expenditure in excess of approved work and expenditure commitments in any one year of the licence to future years of the licence as a credit against work and expenditure commitments of these future years such work so credited will be deemed to be work of these future years in compliance with the conditions related to these years.

·	The Licensee may take samples of any petroleum found in the Licence area for the purpose of testing and determining its chemical composition. With prior approval of the Director well flow tests may be carried out, but the Licensee shall not otherwise recover any petroleum from the licence area.

DATED this 8th day of April 2004.

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HON. I EI KBE, MP,

Min' for Petroleum and Energy.

Licence PPL 252